Exhibit 6.3

CBRE

DEPOSIT RECEIPT AND REAL ESTATE PURCHASE CONTRACT
CBRE, INC.
Brokerage and Management
Licensed Real Estate Brokers

Roseville, CA
November 30, 2016
(date for reference purposes)

To be received from **MOORE HOLDINGS, LLC. and/or Assignee** ("Purchaser") the sum of **TEN THOUSAND AND NO/100** Dollars ($**10,000.00**), evidenced by check payable to **Placer Title Company** as a deposit on account of the purchase price of **TWO MILLION FOUR HUNDRED TWENTY THOUSAND AND NO/100** Dollars ($**2,420,000.00**) ("Purchase Price") for that certain property situated in the City of **Roseville**, County of **Placer**, State of California, described as follows ("Property"): **2151 Professional Drive. A full legal description to be given in escrow.**

Special Flood Hazard Area: ☒ No ☐ Yes (see Paragraph 20)

Earthquake Special Studies Zone: ☒ No ☐ Yes (see Paragraph 21)

1. TERMS OF SALE:

1.1 DEPOSIT AND ADDITIONAL FUNDS:

Upon mutual execution of this Agreement, the aforementioned check shall be: ☐ placed in escrow by Broker for the account of Purchaser or ☒ placed in escrow by Purchaser for the account of Purchaser or ☐ BE HELD UNCASHED UNTIL the next business day after acceptance of the offer or ☐ ________________.

Within five (5) days after escrow holder receives the monies described above, escrow holder shall release $100 of said monies to Seller as and for independent consideration for Seller's execution of this Agreement and the granting of the contingency period to Buyer as herein provided. Such independent consideration is non-refundable to Buyer, but shall be credited to the Purchase Price in the event that the purchase of the Property is completed.

The remainder of the Purchase Price shall be deposited in escrow by Purchaser as follows:

	(a)	Initial Deposit	$ 10,000.00
(Strike if not applicable.)	(b)	Additional Deposit, if any (see Paragraph 6.2)	$ 40,000.00
	(c)	Additional Cash at close of escrow:	$ 0.00
(Strike if not applicable.)	(d)	Approximate Amount of "New Loan," as defined in Paragraph 1.2, if any: .	$ 2,370,000.00
(Strike if not applicable.)	~~(e)~~	~~Purchaser shall ASSUME/TAKE SUBJECT TO *(strike one)* the following existing promissory note(s) secured by existing deed(s) of trust ("Existing Note(s)"):~~	
		~~(i) An Existing Note with an unpaid principal balance as of the close of escrow of approximately ("First Note"): ....~~	$ ______
		~~First Note is payable at $____ per month, including interest at the rate of ____% per annum until paid (and/or the entire unpaid balance is due on ____). Mark an "x" in this box ☐ if note is interest only. Beneficiary: ____~~	
		~~(ii) An Existing Note with an unpaid principal balance as of the close of escrow of approximately ("Second Note"): ....~~	$ ______
		~~Second Note is payable at $____ per month, including interest at the rate of ____% per annum until paid (and/or the entire unpaid balance is due on ____). Mark an "x" in this box ☐ if note is interest only. Beneficiary: ____~~	
(Strike if not applicable.)	~~(f)~~	~~Purchaser shall give Seller a deed of trust (the "Purchase Money Deed of Trust") on the Property, to secure the promissory note of Purchaser to Seller described in Paragraph 1.3 (the "Purchase Money Note"), in the amount of: ....~~	$ ______
		Total Purchase Price:	$ 2,420,000.00

1.2 FINANCING CONTINGENCY: (*Strike if not applicable.*)

This offer is contingent upon Purchaser obtaining from an insurance company, bank, savings and loan association or other financial institution or from any correspondent or agent thereof, a commitment to lend to Purchaser a sum equal to the amount necessary to close escrow within forty-five (45) days from mutual execution of the Purchase Contract.

1.3 ~~PURCHASE MONEY NOTE: *(Strike if not applicable.)*~~

~~1.3(a) The Purchase Money Note shall provide for interest on unpaid principal at the rate of ____ percent (____%) per annum, with principal and interest to be paid as follows: ____. The Purchase Money Note and Purchase Money Deed of Trust shall be on the current forms commonly used by Escrow Holder, and be junior and subordinate only to the Existing Note(s) and/or New Loan expressly called for by this Contract.~~

~~1.3(b) The Purchase Money Note and the Purchase Money Deed of Trust shall contain provisions regarding the following:~~

~~*(i) Prepayment.* Principal may be prepaid in whole or in part at any time without penalty, at the option of Purchaser.~~

Purchaser's Initials Seller's Initials

~~*(ii) Late Charge.* A late charge of six percent (6%) shall be payable with respect to any payment of principal, interest, or other charges, not made within ten (10) days after it is due.~~

~~*(iii) Due on Sale.* In the event the Purchaser sells or transfers title to the Property or any portion thereof, then the Seller may, at Seller's option, require the entire unpaid balance of the Purchase Money Note to be then paid in full.~~

1.4 ~~**ESCROW EXTENSION:** *(Strike if not applicable.)*~~

~~1.4(a) Purchaser shall have the option, at Purchaser's sole and absolute discretion, to extend the date of close of escrow for a period of _____ (_____) calendar days. Purchaser may exercise this extension option a total of _____ (_____) time(s), for a maximum cumulative extension period of _____ (_____) calendar days. Each extension shall be made in writing prior to the scheduled close of escrow date. Each extension shall be effective only if Purchaser deposits cash into escrow (in addition to any deposits previously made) in the amount of _____ Dollars ($_____) each time, and at the time each extension option is exercised.~~

~~1.4(b) Each deposit made pursuant to Paragraph 1.4(a) above SHALL/SHALL NOT *(strike one)* be applied toward the cash required to close escrow and toward the Purchase Price.~~

~~1.4(c) Each deposit made pursuant to Paragraph 1.4(a) above shall be immediately released to Seller by the Escrow Holder. *(Strike if not applicable.)*~~

2. TITLE AND ESCROW:

2.1 Upon mutual execution of this Contract, Broker shall order a preliminary title report on the Property from **Placer Title Company, Tracy Murphy, 1508 Eureka Road, Suite 150, Roseville, CA 95661, tmurphy@placertitile.com, (916) 782-3711** ("Title Company" and "Escrow Holder"). The parties shall execute escrow instructions as requested by the Escrow Holder, which are consistent with the provisions of this Contract. The provisions of this Contract shall constitute joint (Seller's and Purchaser's) escrow instructions to the Escrow Holder. **Said escrow shall provide for closing on or before January 15, 2017. Seller shall be allowed to remain in the Premises up to thirty (30) days after close of escrow at no charge for rent; Seller shall be responsible to pay all utilities and janitorial associated with retained Premises. During those thirty (30) days, and during normal business hours, Buyer may meet with their vendors to prepare for any Tenant Improvements. Tenant Improvements will not commence until Seller has vacated the premises. A separate rental agreement shall be drafted and mutually approved prior to the end of the property condition and purchaser's investigation outlined in Article 6.**

2.2 The preliminary title report on the Property, together with full copies of all exceptions set forth therein, including, but not limited to, covenants, conditions, restrictions, reservations, notes, deeds of trust, easements, rights and rights of way of record, liens, and other matters of record shall promptly be delivered to Purchaser. The policy of title insurance shall be a California Land Title Association Standard Coverage Policy ("CLTA") with a liability not exceeding the total Purchase Price. The cost of such CLTA policy shall be paid by **Seller**. The cost of any other title insurance requested by Purchaser and in excess of such CLTA policy cost shall be paid by Purchaser. Escrow fees shall be divided equally between Purchaser and Seller.

2.3 Title is to be conveyed to Purchaser by grant deed at close of escrow, subject only to current real estate taxes and the exceptions to title approved by Purchaser in accordance with Paragraph 2.2 above.

3. BONDS AND ASSESSMENTS:

All bonds and assessments which are a lien as of the date of mutual execution of this Contract shall be ASSUMED BY PURCHASER, and subject to receipt, review, and written approval. All bonds and assessments which become a lien after the date of mutual execution of this Contract shall be assumed by the Purchaser at Purchaser's sole option. If Purchaser elects not to assume such bonds and assessments becoming a lien after mutual execution of this Contract, then at Seller's sole option either (a) the bonds and assessment shall be paid off in full by Seller, or (b) this Contract shall terminate and all deposits shall be returned to Purchaser. Purchaser and Seller shall each notify the other in writing of their respective elections allowed in this paragraph promptly after first learning of the existence of bonds or assessments becoming a lien.

4. PRORATIONS:

Real property taxes, bonds and assessments assumed by Purchaser, rentals, premiums on insurance accepted by Purchaser, interest on encumbrances, and operating expenses, if any, shall be prorated as of the date of the close of escrow. Any supplemental real estate tax bill issued after close of escrow, but applicable to periods prior to the close of escrow shall be paid by Seller to the extent they apply to the periods prior to close of escrow. Such payment shall be made within thirty (30) days of delivery of invoice to Seller and shall be handled directly between Seller and Purchaser. The cost of any documentary transfer tax and city transfer tax required by any lawful authority shall be paid by **Seller**.

5. SELLER'S NOTICES:

Seller warrants that Seller has not received, nor is aware of any notification from the building department, health department, or other such city, county, or state authority having jurisdiction, requiring any work to be done on or affecting the Property. Seller further warrants that in the event any such notice or notices are received by Seller prior to the close of escrow and Seller is unable to or does not elect to perform the work required in said notice at Seller's sole cost and expense on or before the close of escrow, said notices shall be submitted to Purchaser for its examination and written approval. Should Purchaser fail to approve said notice in writing and thereby elect not to acquire the Property subject to the effect of same, within ten (10) calendar days from the date Seller submits said notice to Purchaser, then this Contract shall be cancelled without further liability to either party, and all deposits (including any that may have been released to Seller) shall be returned immediately to Purchaser.

6. PROPERTY CONDITION AND PURCHASER'S INVESTIGATION:

6.1 Seller further warrants that to the best of its knowledge the Property and the improvements thereon do not violate applicable building, zoning, environmental, or other statutes or regulations and that Seller is unaware of any material defect in the Property or improvements thereon with the exception of the following: _____. Purchaser shall have **forty-five (45) days** following mutual execution of the Purchase Contract within which to investigate the Property, its value, zoning, unrecorded encumbrances, income and expenses relating to the Property, environmental, entitlement and building matters affecting the Property, its condition - including, but not limited to, the presence of asbestos, hazardous materials, and underground storage tanks - its suitability for Purchaser's intended use, and any other matters Purchaser determines relate to the Property. If Purchaser gives written notice to Seller by 5:00 p.m. of the final day of the Investigation Period, of

Purchaser's Initials Seller's Initials

dissatisfaction with any of the referenced matters, this Contract shall be deemed cancelled and all deposits shall be returned immediately to Purchaser.

6.2 <u>**ADDITIONAL AND NON-REFUNDABLE DEPOSIT TO SELLER**</u>:

6.2 (a) <u>ADDITIONAL DEPOSIT</u>:

If this Contract has not been cancelled pursuant to Section 1.2, Section 1.3, or Section 6.1 above, within **one** (1) business days of the end of the Investigation Period, Purchaser shall deposit into escrow an additional cash deposit in the amount of **FORTY THOUSAND AND NO/DOLLARS ($40,000.00)**. Such amount shall be applied toward the Purchase Price and passed through from escrow to Seller upon receipt by escrow holder and pursuant to the terms of Paragraph 6.2 (b) below.

6.2 (b) <u>NON REFUNDABLE DEPOSIT TO SELLER</u>:

Except as stated herein, upon waiver of all contingencies pursuant to the terms in Section 1.2, Section 1.3, or Section 6.1, the Initial and any Additional Deposits (collectively "Deposit"), totaling **FIFTY THOUSAND AND NO/DOLLARS ($50,000.00)** shall be non-refundable and passed through to the Seller upon expiration of the Investigation Period. Said monies shall also be applied toward Purchase Price at close of escrow. If Escrow fails to close for reasons other than the fault of Purchaser, the initial and any additional deposits will be returned to Purchaser.

6.3 **SELLER'S DELIVERY OF DOCUMENTS**: The "Investigation Commencement Date" shall be the date on which the Seller and Purchaser have mutually executed this Purchase Agreement. Immediately after mutual execution of this Purchase Agreement Seller shall forward to Purchaser each and all of the following listed below items 6.3(a) through 6.3(r). Seller agrees to deliver such items to Purchaser within **ten (10)** calendar days of the date of mutual execution of this Contract. With respect to the items that Seller or Seller's agents does/do not possess or are not readily available to Seller, a written statement from Seller certifying which listed items are not in Seller's or Seller's agents' possession or readily available to Seller will satisfy this delivery requirement (*strike the below listed items not applicable*):

6.3 (a) A copy of the delinquency report or comparable records for the past eighteen (18) months, including late-paying or delinquent tenants.

6.3 (b) Copies of all contracts relating to the operation, maintenance and management of the Property.

6.3 (c) Copies of the property tax bills for the last year plus copies of supplemental tax bills.

6.3 (d) "As built" construction plans for ~~tenant improvements, electrical, mechanical and structural systems~~, engineering ~~reports~~ and ~~permanent certificates of occupancy~~, to the extent now available. In the event "as built" construction plans are not available, then the most current and complete and accurate construction plans available to Seller.

6.3 (e) A rent roll showing the name of each lessee (and sublessee, if any), the current rent and reimbursable expenses payable, and the calculations of such amounts, security deposits, the approximately square footage occupied, and provisions, if any, for future rental increases or renewal, or purchase options.

6.3 (f) Copies of all leases (and subleases) and rental agreements (verbal and written) in possession of Seller pertaining to the Property, complete with addenda and amendments, if any.

6.3 (g) A schedule of all personal property included with the Property as part of the sale, if any.

6.3 (h) A schedule of any tenant improvement work Seller is obligated to complete, but has not yet completed, and capital improvement work in process on the date hereof.

6.3 (i) Tenant financial statements in possession of or available to Seller or tenant financial references acceptable to Purchaser.

6.3 (j) A profit and loss statement or operating statement showing the results of Property income and expenses for the Property for YTD 2014, 2013, and 2012.

6.3 (k) All soils and engineering reports pertaining to the Property in Seller's possession.

6.3 (l) Copies of any broker leasing commission agreements relative to any unpaid current or future commissions.

6.3 (m) Architectural, civil, and structural Certificates of Compliance in Seller's possession.

6.3 (n) Most recent Fire Department Inspection report in Seller's possession.

6.3 (o) All Phase I and II and other environmental reports in Seller's possession.

6.3 (p) Copies of Certificates of Occupancy for each tenant issued by the relevant government agency in Seller's possession.

6.3 (q) ADA inspection/reports including those by a Certified Access Specialist (CASp).

7. **PURCHASER'S INSPECTION RESPONSIBILITY:**

Purchaser and Seller understand that Broker and Agent have not made any investigation or determination other than specifically expressed herein regarding: the presence or absence of hazardous materials, toxic wastes, or other undesirable substances; the value of the Property; the present or future use of the Property; the existence of or possibility of future bonds or assessments; violations of any federal, state, county, or municipal ordinances, statutes, or regulations; proposed acquisition of the Property by the federal, state, county, or municipal governments; the correctness measurements and of income and expense information; or the existence of physical defects in the Property. Purchaser and Seller hereby release Broker and Agent from any liability relating thereto and agree that such investigation and determination has been Purchaser's sole responsibility and Broker and Agent shall not be held responsible therefor.

Purchaser's Initials   Seller's Initials

8. SELLER'S DISCLOSURES:

Seller agrees to disclose in writing to Broker and to Purchaser, within **ten (10)** calendar days of mutual execution of this Contract, any and all information which it has regarding present and future zoning and environmental matters affecting the Property, and regarding the condition of the Property, including, but not limited to, wetlands, structural, mechanical and soils conditions, the presence and location of asbestos, PCB transformers, other toxic, hazardous or contaminated substances, and underground storage tanks, in, on, or about the Property, and all other matters listed here:

9. DESTRUCTION OF IMPROVEMENTS:

If the improvements of the Property are destroyed or materially damaged prior to the close of escrow, this Contract shall, at Purchaser's election, immediately terminate, and all deposits (including any that may have been released to Seller) shall be returned immediately to Purchaser. A destruction shall be considered material if the cost of repair or replacement without deduction for depreciation exceeds ten percent (10%) of the Purchase Price, provided that, if applicable building codes or other laws or regulations require work exceeding the repair or replacement of the actual damage, the cost shall be considered to include all the work. A taking by eminent domain is material if the diminution of market value exceeds the percentage stated above. This Contract shall be governed by the Uniform Vendor and Purchaser Risk Act, California Civil Code §1662 in effect at the date of this Contract to the extent said Act is not in conflict with express provisions of this Contract. If Purchaser elects to accept the Property in its then condition, all proceeds of insurance payable to Seller by reason of such damage shall be paid to Purchaser.

10. ACCEPTANCE:

Unless Seller accepts this offer to purchase Property by signing on or before 5:00 PM, Pacific **Monday** Time, **December 5, 2016**, this offer shall become null and void.

11. FIRPTA:

The Foreign Investment in Real Property Tax Act (FIRPTA), IRC 1445, requires that every purchaser of U.S. real property must, unless an exemption applies, deduct and withhold from Seller's proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are: (a) Seller provides Purchaser with an affidavit under penalty of perjury that Seller is not a "foreign person" as defined in FIRPTA, or (b) Seller provides Purchaser with a "qualifying statement," as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Purchaser agree to execute and deliver as appropriate, any instrument, affidavit, and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.

12. AGENCY:

Seller and Purchaser each warrant that they have dealt with no other real estate brokers in connection with this transaction except: **CBRE, Inc.** who represents Seller and **Sirsi & Company Real Estate** who represents Purchaser.

13. COMMISSION:

The Seller assigns and agrees to pay **five** percent (**5**%) of the total Purchase Price, to be shared **two and a half** percent (**2.5**%) to CBRE, Inc. and **two and a half** percent (**2.5**%) to **Sirsi & Company Real Estate,** as a commission for Broker's services rendered in effecting the sale. This commission is earned as of close of escrow or transfer of title and Escrow Holder is hereby instructed to pay said commission to Broker out of Seller's proceeds upon the close of escrow and through escrow.

14. COMPLIANCE WITH LAWS:

The parties hereto agree to comply with all applicable federal, state, and local laws, regulations, codes, ordinances, and administrative orders having jurisdiction over the parties, Property, or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

15. LIQUIDATED DAMAGES: *(This liquidated damages paragraph is applicable only if initialed by both parties.)*

PURCHASER AND SELLER RECOGNIZE THAT SELLER'S PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT AND THAT IF THIS TRANSACTION IS NOT CONSUMMATED BECAUSE OF PURCHASER'S DEFAULT, SELLER SHOULD BE ENTITLED TO COMPENSATION FOR SUCH DETRIMENT; HOWEVER, IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT AND, TO AVOID THIS PROBLEM, PURCHASER AND SELLER AGREE THAT IF THIS TRANSACTION IS NOT CONSUMMATED BECAUSE OF PURCHASER'S DEFAULT, SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER AS LIQUIDATED DAMAGES THE AMOUNT OF ALL DEPOSITS THAT HAVE ACTUALLY BEEN MADE BY PURCHASER AT THE TIME OF PURCHASER'S DEFAULT PLUS INTEREST, IF ANY, ACTUALLY EARNED THEREON. THIS AMOUNT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' BEST ESTIMATE OF SELLER'S DAMAGES. THE PARTIES AGREE THAT THE SUM STATED ABOVE AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF THIS AGREEMENT OR BY OPERATION OF LAW (EXCEPT PURCHASER SHALL CONTINUE TO BE LIABLE ADDITIONALLY TO SELLER PURSUANT TO PARAGRAPH 16 BELOW FOR ANY CLAIMS ARISING BY VIRTUE OF PURCHASER'S INSPECTIONS AND TESTS). UPON PAYMENT OR RELEASE OF SAID SUM TO SELLER, PURCHASER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER AND ANY ESCROW CANCELLATION FEES AND TITLE COMPANY CHARGES SHALL BE PAID BY SELLER.

MW ______________   ______________

PURCHASER'S INITIALS   SELLER'S INITIALS

16. RIGHT OF ENTRY:

At any time during the escrow period, Purchaser, and its agents and representatives, shall have the right at reasonable times, and subject to rights of tenants under existing leases, to enter upon the Property for the purpose of making reasonable inspections and tests. Following any such entry or work, unless otherwise directed in writing by Seller, Purchaser shall return the Property to the condition it was in prior to such entry or work, including the recompaction or removal of any disrupted soil or material as Seller may reasonably direct. All such inspections and tests and any other work conducted or materials furnished with respect to the Property by or for Purchaser shall be paid for by Purchaser as and when due and Purchaser shall indemnify, defend, protect and hold harmless Seller and the Property of and from any

and all claims, liabilities, demands, losses, costs, expenses (including reasonable attorney's fees), damages or recoveries, including those for injury to person or property, arising out of or relating to any such work or materials or the acts or omissions of Purchaser, its agents or employees in connection therewith.

17. **TENANT ESTOPPELS** (*Strike* if not applicable.)

Seller shall deliver to Purchaser no later than **Fifteen** (**15**) calendar days prior to expiration of the Inspection Period a certificate of the tenant of the Property certified by the Seller, as of the date of the certificate: that the tenant's lease is unmodified and in full force and effect or if modified, stating all such modifications; that the lessor is not in default of its obligations under the lease; that the tenant has no defenses or offsets to any action brought for the collection of rents thereafter accruing under such lease; the amount and nature of any prepaid rent and security deposit; the date through which rent has been paid.

18. **NO MATERIAL CHANGE:**

No Material Change, as hereinafter defined, shall have occurred with respect to the Property that has not been approved in writing by Purchaser. For purposes of this Contract, a "Material Change" shall be a change in the status of the use, occupancy, tenants, any change in title not approved by Purchaser per Paragraph 2.2 herein, or condition of the Property as reasonably expected by the Purchaser, that occurs after the date of this offer and prior to the close of escrow. Purchaser shall have five (5) days following receipt of written notice from any sources of any such Material Change within which to approve or disapprove same. If Purchaser disapproves of a Material Change, then all deposits (including any that may have been released to Seller) shall be returned to Purchaser immediately and this Contract shall be cancelled. Unless otherwise notified in writing by either party or Broker, Escrow Holder shall assume that no Material Change has occurred prior to the close of escrow.

19. **KEYS:**

On or before close of escrow, Seller shall supply to Purchaser keys to all lockable doors, compartments, systems, closets, areas, and alarms on the Property.

20. **FLOOD HAZARD AREA:**

The Property is or may be located in a Special Flood Hazard Area on United States Department of Housing and Urban Development (HUD) "Special Flood Zone Area Maps." Federal law requires that as a condition of obtaining federally related financing on most properties located in "flood zones," banks, savings and loan associations, and some insurance lenders require flood insurance to be carried where the property, real or personal, is security for the loan. This requirement is mandated by the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973. The purpose of the program is to provide flood insurance to property owners at a reasonable cost. Cities or counties participating in the National Flood Insurance Program may have adopted building or zoning restrictions, or other measures, as part of their participation in the program. You should contact the city or county in which the Property is located to determine any such restrictions. The extent of coverage available to your area and the cost of this coverage may vary, and for further information, you should consult your lender or your insurance carrier.

21. **SPECIAL STUDIES ZONE:**

21.1 The Property is or may be situated in a Special Studies Zone as designated under the Alquist-Priolo Special Studies Zone Act, Sections 2621-2630, inclusive, of the California Public Resources Code; and, as such, the construction or development on the Property of any structure for human occupancy may be subject to the findings of a geologic report prepared by a geologist registered in the State of California, unless such report is waived by the city or county under the terms of that Act. No representations on the subject are made by Seller or by Broker or its agents or employees, and the Purchaser shall make its own inquiry or investigation. Purchaser is encouraged to contact the appropriate governmental agency for additional information.

21.2 Sellers or their agents who are involved in the sale of a precast concrete or reinforced or unreinforced masonry building with wood frame, floors, or roof that was built before January 1, 1975, must deliver to the Purchaser a copy of the State publication entitled *"The Commercial Property Owner's Guide to Earthquake Safety"* published by the California Seismic Safety Commission. If the delivery requirement is applicable to the subject property, the undersigned Purchaser acknowledges that Broker has delivered to the undersigned a copy thereof in accordance with California Government Code Section 8875.6 and Sections 8893 et seq.

22. ~~**1031 EXCHANGE:** (*Strike if not applicable.*)~~

~~Seller acknowledges that Purchaser may desire to consummate an exchange which will qualify for nonrecognition of gain under Section 1031 of the Internal Revenue Code ("1031 Exchange"). In the event that Purchaser elects to implement this transaction in connection with such an exchange, Seller agrees to fully cooperate with Purchaser to effect such an exchange and provided, however, that Seller shall not, under any circumstances, be required to acquire to agree to acquire title to any other property in connection with such exchange. In the event of such exchange, Purchaser shall indemnify, defend, and hold Seller harmless from any and all liabilities, losses, and expenses, including attorney's fees, arising from such exchange, which liabilities, losses, and expense would not have been incurred had there not been such an exchange of properties. This such exchange shall not cause any delay in the closing date as originally scheduled hereunder. Purchaser agrees to cooperate fully with Seller reciprocally in accordance with the terms of this paragraph should the Seller execute a 1031 Exchange on Seller's behalf.~~

23. **DOCUMENT REVIEW:**

This document (including its exhibits and addendums, if any) has been prepared by Broker for approval by Purchaser's and Seller's respective attorneys. Broker makes no representation or recommendation as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for an attorney or accountant.

MISCELLANEOUS PROVISIONS

24. (*Strike if not applicable.*) All tenant security deposits and prepaid rent held by Seller, if any, shall be given to Purchaser by a credit to the cash required of Purchaser at the close of escrow.

25. Without being relieved of any liability under this Contract, Purchaser shall have the right to take title to the Property in a name other than that shown above.

26. Possession of the Property shall be delivered to the Purchaser on the date of close of escrow unless otherwise provided herein.

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Purchaser's Initials

Seller's Initials

27. This Contract shall constitute the entire real estate purchase Contract between Purchaser and Seller and supersedes any and all agreements between the parties hereto regarding the Property which are prior in time to this Contract.

28. Time is of the essence of this Contract.

29. This Contract may not be amended, altered, or modified in any respect whatsoever except by further agreement in writing executed by Purchaser and Seller.

30. The paragraph headings in this Contract are for convenience of reference only and are not intended as part of this Agreement.

31. Purchaser and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Purchaser, the Property, this Contract or the transactions contemplated hereby, the Lease and the Tenant and any Guarantors thereunder, and shall not disclose such information to any third party. In particular, Purchaser shall not distribute or otherwise allow the distribution of the Tenant's and any guarantor's financial information to any parties other than those financial advisors, attorneys, lenders or similar consultants retained by Purchaser solely with respect to the transaction contemplated by the parties to this Contract. The provisions of this Paragraph shall survive the closing or any termination of this Contract. If this Contract is terminated, Purchaser shall immediately deliver to Seller all "due diligence materials" and such other documents, reports, studies, surveys, information and other items obtained by Purchaser with respect to the Property, the Lease and the Tenant and any Guarantor thereunder.

32. Counterparts. This Purchase Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

33. Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Purchase Amendment, Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Purchase Agreement based on the use of a facsimile signature.

34. AS-IS WHERE-IS RELEASE. *(Strike if not applicable.)*

Purchaser acknowledges and agrees that Purchaser is acquiring the property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, except for the express representations and warranties set forth in this Agreement. Other than expressly set forth herein, neither Seller nor any agents, representatives, or employees of the Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Purchaser or any agents, representatives, or employees of Purchaser with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Purchaser is not aware of and does not rely upon any such representation to any other party. Purchaser acknowledges that the Investigation Periods will have afforded Purchaser the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of all Improvements, and the condition of soils and subsurfaces. Purchaser's opportunity to inspect shall not limit or avoid Seller's liability for breach of express representations and warranties made in this Agreement; provided that if Purchaser, at any time prior to the Closing, has knowledge of any information which would require the qualification of any of the representations or warranties made by the Seller in this Agreement, Seller shall be deemed to qualify the representations and warranties in this agreement with such information when they are restated on the Closing. If the Seller is so deemed to qualify its representations and warranties, Purchaser may terminate this Agreement unless the qualifications (i) reflect information disclosed in writing to or discovered by Purchaser on or before the end of the Investigation Periods, (ii) relate to things or events caused or approved by Purchaser, or (iii) Seller covenants to cure or otherwise correct, to the reasonable satisfaction of Purchaser, and such a termination shall be without further liability to either party except that Purchaser shall be entitled to the return of the Deposit, and shall continue to be responsible for performance of obligations which expressly survive termination. Such termination shall be made by Purchaser, if at all, by written notice to Seller.

Consistent with the foregoing, Purchaser hereby expressly waives and relinquishes any and all rights and remedies Purchaser may now or hereafter have against Seller, at law, in equity, or otherwise, whether known or unknown, with respect to any past, present, or future presence or existence of hazardous Materials on, in, under, or about the Property or with respect to any past, present, or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling storage or disposal of Hazardous Materials except for rights and remedies arising out of a breach of the representations made in Section 4.9 above. Without limiting the generality of the foregoing, the waiver and release shall apply to (i) any rights Purchaser may now or hereafter have to seek contribution from Seller under Section 113 (f)(i) of the ("CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. 9613), as the same may be further amended or replaced by any similar law, rule, or regulation, (ii) any and all rights PURCHASER may now or hereafter have against Seller under the Carpenter-Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code, Section 25300, et seq.), as the same may be further amended or replaced by any similar law, rule or regulation, and (iii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. 9607) The foregoing waiver and release shall not apply against the PURCHASER with respect to Hazardous Materials of the Seller has actual knowledge as of the date of this Deposit Receipt and Real Estate Purchase Contract other than those disclosed above or which were used, handled, stored, or disposed of by the Seller in violation of law.

~~Except with respect to Seller's obligations specifically set forth in this Contract or under the other documents and instruments executed by Seller in connection with this Contract and except as otherwise specifically provided in this Contract, Purchaser, for itself and its agents, affiliates, successors and assigns (and specifically on behalf of any entity taking title to the Property by reason of Purchaser's assignment of this Contract), hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Contract, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property. Purchaser hereby specifically waives the provisions of Section 1542 of the California Civil Code ("Section 1542") and any similar law of any other state, territory or jurisdiction. Section 1542 provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.~~ MM 12/2/14

~~Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Contract.~~

MM

PURCHASER'S INITIALS

SELLER'S INITIALS

MM

Purchaser's Initials

Seller's Initials

	Date: 12/2/16
Broker: ~~CBRE, Inc.~~ Sirsi & Co Real Estate Broker Lic. ~~00409987~~ [illegible]	Purchaser: Moore Holdings, LLC
By/Lic.: [signature] 12/2/16 Maggie May Moore,	By: [signature] Matthew Moore
Title: Sirsi & Company Real Estate	Title: Managing Member
Address: 152 Berry Creek Drive	Address: 2281 Lava Ridge Ct. Ste. 130
Folsom, CA 95630	Roseville, CA 95661
Telephone: 916.945.6070	Telephone: 916-218-4100
Email: Maggie@maggiemayrealestate.com	

The undersigned Seller hereby approves and accepts the foregoing Contract and agrees to sell the above-described Property upon the terms and conditions herein set forth. Seller hereby acknowledges receipt of a copy of this Contract.

	Date: 12.5.16
Broker: CBRE, Inc. Broker Lic. 00409987	Seller: Cal Tex Properties
By/Lic.: Kevin Larscheid, Lic. 00816790	By: [signature]
Title: Executive Vice President	Title: Manager, Partner
Address: 1512 Eureka Road, Suite 100	Address: 2151 Professional Dr. #200
Roseville, CA 95661	Roseville, CA 95661
Telephone: 916.781.4818 / kevin.larscheid@cbre.com	Telephone: 916-787-1070

CONSULT YOUR ADVISORS - This document (including its exhibits and addenda, if any) has been prepared for review and approval by your attorney. Broker makes no representation or recommendation as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. Consult your attorney and tax accountant.

Reviewed by Broker or Designee ____________ Date ______
d181115 md 2151 cal tex-moore psa.docx

MM
Purchaser's Initials

Seller's Initials

NON-FOREIGN SELLER AFFIDAVIT

(To be executed if the sellers are not foreign persons or entities)

Property: 2151 Professional Drive, Roseville, CA

The undersigned(s) hereby certify:

1. The names, addresses and United States taxpayer identification/social security numbers of all of the owners of the above property are as follows and there is no other person or entity who has an ownership interest in the property (attach addendum if more space is needed):

SELLER'S NAME	U.S. TAX I.D. NUMBER/ SOCIAL SECURITY NUMBER	ADDRESS (Individual must use home address)
Cal-Tex Properties, LP	94-2960856	2151 Professional Dr. #200 Roseville, CA 95661

2. None of the owners of the Property are nonresident aliens for purposes of U.S. income taxation or, if Seller is an entity, it is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as such terms are defined in the Internal Revenue Code and regulations thereto.

3. I (we) understand that the purchaser of the property intends to rely on the foregoing representations in connection with the Foreign Investment in Real Property Tax Act and that this certification may be disclosed to the Internal Revenue Service.

The undersigned hereby declare under penalty of perjury that the foregoing is true and correct.

Seller:	Cal-Tex Properties, LP	Date:	12.5.16
By:	[signature]	Title:	Manager, Partner
Seller:		Date:	
By:		Title:	
Seller:		Date:	
By:		Title:	
Seller:		Date:	
By:		Title:	

_______ Purchaser's Initials   [initials] Seller's Initials

CBRE INC SALE / LEASE DISCLOSURES

Property: 2151 Professional Drive, Roseville CA 95661

Flood Zones. According to **FEMA MAP PANEL 06061C0479G dated 11/21/2001**, the Property ☐ **is/** ☒ **is not** located in a flood zone or in a dam inundation zone (California Government Code Section 8589.5). Many lenders require flood insurance for properties located in flood zones, and government authorities may regulate development and construction in flood zones. Whether or not located in a flood zone, properties can be subject to flooding and moisture problems, especially properties on a slope or in low-lying areas. Buyers and tenants should have their experts confirm whether the Property is in a flood zone and otherwise investigate and evaluate these matters. Flood Zone Designation: Zone X

Earthquakes. Earthquakes occur throughout California. According to Alquist-Priolo Earthquake Fault Zones, the Property ☐ **is /** ☒ **is not** situated in an Earthquake Fault Zone and/or a Seismic Hazard Zone (Sections 2621 et seq. and Sections 2690 et seq. of the California Public Resources Code, respectively). Property development and construction in such zones generally are subject to the findings of a geologic report prepared by a state-registered geologist. Whether or not located in such a zone, all properties in California are subject to earthquake risks and may be subject to a variety of state and local earthquake-related requirements, including retrofit requirements. Among other items, water heaters must be braced, anchored or strapped to resist falling or horizontal displacement, and in sales transactions, sellers must execute a written certification that the water heaters are so braced, anchored or strapped (California Health and Safety Code Section 19211). Buyers and tenants should have their experts confirm whether the Property is in any earthquake zone and otherwise investigate and evaluate these matters. The California Commercial Property Owner's Guide to Earthquake Safety is available at www.seismic.ca.gov.

Hazardous Materials and Underground Storage Tanks. Due to prior or current uses of the Property or in the areas or the construction materials used, the Property may have hazardous or undesirable metals (including but not limited to lead-based paint), minerals (including but not limited to asbestos), chemicals, hydrocarbons, petroleum-related compounds, or biological or radioactive/ emissive items (including but not limited to electrical and magnetic fields) in soils, water, building components, above or below-ground tanks/containers or elsewhere in areas that may or may not be accessible or noticeable. Such items may leak or otherwise be released. Asbestos has been used in items such as fireproofing, heating/cooling systems, insulation, spray-on and tile acoustical materials, floor tiles and coverings, roofing, drywall and plaster. If the Property was built before 1978 and has a residential unit, sellers/landlords must disclose all reports, surveys and other information known to them regarding lead-based paint to buyers and tenants and allow for inspections (42 United States Code Sections 4851 et seq.). Sellers/landlords are required to advise buyers/tenants if they have any reasonable cause to believe that any hazardous substance has come to be located on or beneath the Property (California Health and Safety Code Section 25359.7), and sellers/landlords must disclose reports and surveys regarding asbestos to certain persons, including their employees, contractors, buyers and tenants (California Health and Safety Code Sections 25915 et seq.); buyers/tenants have similar obligations. If sellers/landlords know of the presence of mold that exceeds permissible exposure limits or poses a health threat, they are required to disclose that information in writing (California Health and Safety Code Section 26140). For residential properties, all contracts for sale must include certain mandated disclosures regarding gas and hazardous waste pipelines. (California Civil Code Section 2079.10.5.) Have your experts investigate and evaluate these matters.

Americans with Disabilities Act (ADA). The Americans With Disabilities Act (42 United States Code Sections 12101 et seq.) and other federal, state and local requirements may require changes to the Property. All commercial property owners and/or lessors are required to state on every lease form or rental agreement whether the property has undergone inspection by a Certified Access Specialist (CASp), and, if so, whether the property has or has not been determined to meet all applicable construction-related accessibility standards. (California Civil Code Section 1938.) Have your experts investigate and evaluate these matters.

Taxes. Sales, leases and other real estate transactions can have federal, state and local tax consequences. In sales transactions, Internal Revenue Code Section 1446 requires buyers to withhold and pay to the IRS 10% of the gross sales price within 10 days of the date of a sale unless the buyers can establish that the sellers are not foreigners, generally by having the sellers sign a Non-Foreign Seller Affidavit. Depending on the structure of the transaction, the tax withholding liability can exceed the net cash proceeds to be paid to the sellers at closing. California imposes an additional withholding requirement equal to 3 1/3% of the gross sales price not only on foreign sellers but also out-of-state sellers and sellers leaving the state if the sales price exceeds $100,000. Withholding generally is required if the last known address of a seller is outside California, if the proceeds are disbursed outside of California or if a financial intermediary is used. Have your experts investigate and evaluate these matters.

Fires. California Public Resources Codes Sections 4125 et seq. require sellers of real property located within state responsibility areas to advise buyers that the property is located within such a wild land zone, that the state does not have the responsibility to provide fire protection services to any structure within such a zone and that such zones may contain substantial forest/wild land fire risks. Government Code Sections 51178 et seq. require sellers of real property located within certain fire hazard zones to disclose that the property is located in such a zone. Seller must disclose that a property located in a wild land or fire hazard zone is subject to the fire prevention requirements of Public Resources Code Section 4291 and Government Code Section 51182, respectively. Sellers must make such disclosures if either the sellers have actual knowledge that a property is in such a zone or a map showing the property to be in such a zone has been provided to the county assessor. Properties, whether or not located in such a zone, are subject to fire/life safety risks and may be subject to state and local fire/life safety-related requirements, including retrofit requirements. Have your experts investigate and evaluate these matters.

Broker Representation. CBRE, INC. is a national brokerage firm representing a variety of clients. Depending on the circumstances, CBRE, INC. may represent both the seller/landlord and the buyer/tenant in a transaction, or you may be interested in a property that may be of interest to other CBRE, INC. clients. If CBRE, INC. represents more than one party with respect to a property, CBRE, INC. will not disclose the confidential information of one principal to the other.

Seller/Landlord Disclosure, Delivery of Reports, Pest Control Reports and Compliance with Laws. Sellers/landlords are hereby requested to disclose directly to buyers/tenants all information known to sellers/landlords regarding the Property, including but not limited to, hazardous materials, zoning, construction, design, engineering, soils, title, survey, fire/life safety, and other matters, and to provide buyers/tenants with copies of all reports in the possession of or accessible to sellers/landlords regarding the Property. Sellers/landlords and buyers/tenants must comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act. If a pest control report is a condition of the purchase contract, buyers are entitled to receive a copy of the report and any certification and notice of work completed. Sellers/landlords must disclose reports and documents regarding a Property's energy use when selling, leasing, or financing an entire commercial building (20 California Code of Regulations Sections 1680 et seq.)

Purchaser's Initials   Seller's Initials

<u>Property Inspections and Evaluations</u>. Buyers/tenants should have the Property thoroughly inspected and all parties should have the transaction thoroughly evaluated by the experts of their choice. Ask your experts what investigations and evaluations may be appropriate as well as the risks of not performing any such investigations or evaluations. Information regarding the Property supplied by the real estate brokers has been received from third party sources and has not been independently verified by the brokers. Have your experts verify all information regarding the Property, including any linear or area measurements, the availability of all utilities, applicable zoning, and entitlements for the intended use. All work should be inspected and evaluated by your experts, as they deem appropriate. Any projections or estimates are for example only, are based on assumptions that may not occur and do not represent the current or future performance of the property. Real estate brokers are not experts concerning nor can they determine if any expert is qualified to provide advice on legal, tax, design, ADA, engineering, construction, soils, title, survey, fire/life safety, insurance, hazardous materials, or other such matters. Such areas require special education and, generally, special licenses not possessed by real estate brokers. Consult with the experts of your choice regarding these matters.

CONSULT YOUR ADVISORS – This document has legal consequences. No representation or recommendation is made by Broker as to the legal or tax consequences of this Agreement or the transaction(s) which it contemplates. This form is not intended to substitute for any disclosures the law requires that the parties make to each other. These are questions for your attorney and financial advisors.

Purchaser's Initials

Seller's Initials

CBRE

Please note that the terms "Seller" and "Buyer" are defined by the CA Civil Code to include a lessor and lessee, respectively.

This form must be delivered before or concurrently with the signing of the purchase and sale contract (or lease). In lieu of this form, such confirmation may also be set forth in the purchase and sale contract (or lease).

REPRESENTATION CONFIRMATION

Date:	December 1, 2016
Seller/Lessor:	Cal Tex Properties
Buyer/Lessee:	Moore Holdings LLC
Property Name:	
Street Address, City, State:	2151 Professional Drive, Roseville, CA
Further described as:	

A real estate agent, either acting directly or through one or more associate licensees, can legally be the agent of both the Seller and the Buyer in a transaction, but only with the knowledge and consent of both the Seller and the Buyer. In a dual agency situation, the agent has the following affirmative obligations to both the Seller and the Buyer:

(a) A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either the Seller or the Buyer.

(b) Other duties to the Seller and the Buyer as stated above in their respective sections.

In representing both Seller and Buyer, the agent may not, without the express permission of the respective party, disclose to the other party that the Seller will accept a price less than the listing price or that the Buyer will pay a price greater than the price offered. The above duties of the agent in a real estate transaction do not relieve a Seller or Buyer from the responsibility to protect his or her own interests. You should carefully read all agreements to assure that they adequately express your understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional. Throughout your real property transaction you may receive more than one disclosure form, depending upon the number of agents assisting in the transaction. The law requires each agent with whom you have more than a casual relationship to present you with this disclosure form. You should read its contents each time it is presented to you, considering the relationship between you and the real estate agent in your specific transaction

CBRE, Inc. is the Agent of **(check one)**
Name of Listing Agent (Brokerage Firm)

■ **the seller exclusively**; or ☐ **both the buyer and seller**.

Sirsi & Company Real Estate is the Agent of **(check one)**
Name of Selling Agent/Procuring Broker (Brokerage Firm)

■ **the buyer exclusively**; or ☐ **the seller exclusively**; or ☐ **both the buyer and seller**.

SELLER/LESSOR	**BUYER/LESSEE**
BY: [signature]	BY: [signature] 12/2/16
PRINT NAME: Lane R. Steinmetz	PRINT NAME: Matthew Moore
TITLE: Manager, Partner	TITLE: Managing Member